Exhibit 11

Reed Smith LLP
Federated Investors Tower
12th Floor
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
412.288.3131
Fax 412.288.3063

December 22, 2008

The Trustees of
Federated Equity Funds
5800 Corporate Drive
Pittsburgh, PA 15237-7000

Ladies and Gentlemen:

Federated Clover Small Value Fund, Federated Clover Mid Value Fund and Federated Clover Value Fund  (each a “Fund” and collectively the “Funds”), each a portfolio of Federated Equity Funds, a Massachusetts business trust, proposes to acquire the assets of Clover Capital Enhanced Small Cap Value Fund, LLC, Clover Capital Mid Cap Value Equity Common Fund, LLC and Clover Capital Multi Cap Value Equity Common Fund, LLC, respectively, in exchange for Institutional Shares of the Fund (“Shares”) pursuant to the Agreement and Plan of Asset Transfer dated _________ ("Agreement"), included as an exhibit to the registration statement of the Fund filed on Form N-14 under the Securities Act of 1933, as amended ("N-14 Registration").

As counsel, we have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust dated August 15 1995, (“Declaration”) the Bylaws of the Funds, and such other documents and records deemed relevant for the purpose of rendering this opinion.  We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1. The Funds are duly organized and validly existing pursuant to theDeclaration.

2.
The Institutional Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Institutional Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                                          Very truly yours,

     /s/ Reed Smith LLP
                                             Reed Smith LLP

TPZ